INDEMNIFICATION AGREEMENT


     THIS AGREEMENT made as of this 27th day of January, 1988, by and among INVESCO CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (the "Adviser"), and CHARLES W. BRADY, G. SAMUEL ROBINSON, JR., JOHN B. ROFRANO, VICTOR L. ANDREWS, EDWARD S. CROFT JR., and ERNEST B. DAVIS, each of whom is a resident of the State of Georgia (individually, the "Trustee" and collectively, the "Trustees"),

                             W I T N E S S E T H:

      WHEREAS, the Trustees are contemplating becoming trustees of INVESCO Treasurer's Series Trust, an open-end, diversified investment company to be organized as an unincorporated business trust under the laws of the Commonwealth of Massachusetts (the "Trust"), having one class of shares which may be divided into two or more series (the "Series"), each representing an interest in a separate portfolio of investments (collectively, the "Funds");

      WHEREAS, the Adviser is coordinating the organization of the Trust;

      WHEREAS, it is contemplated that following the organization of the Trust, and subject to approval by the shareholders of the Trust and of the applicable Series, one or more Investment Advisory Agreements will be entered into between the Trust, on behalf of the applicable Series, and the Adviser pursuant to which the Adviser will provide investment advice and portfolio management services to the Trust with respect to the applicable Series;

     WHEREAS, the Adviser has requested that each of the Trustees serve as trustees of the Trust; and

      WHEREAS, the Adviser desires to indemnify each Trustee as provided herein against all liabilities and expenses reasonably incurred by each Trustee in connection with his service as a trustee of the Trust.

      NOW, THEREFORE, in consideration of these premises and in consideration of the sum of ten ($10.00) dollars paid by each Trustee to the Adviser, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1.    Each of the Trustees agrees to become a trustee of the Trust.

      2.    The Adviser agrees that:

            a. Subject to the exceptions and limitations contained in Subparagraph (b) below:



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                  (i) each Trustee  shall be  indemnified  by the Adviser to the fullest extent permitted by law against all liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a trustee or officer of the Trust and against amounts paid or incurred by him in the settlement thereof, provided that such indemnification shall apply only to any such liability, expenses or amounts paid or incurred in settlement in connection with a claim, action, suit or proceeding which arises during either (i) the term of his service as a trustee of the Trust or (ii) the four year period commencing upon the termination, for whatever reason, of his service as a trustee of the Trust; and

                  (ii) the words  "claim",  "action",  "suit",  or  "proceeding"
            shall apply to all claims, actions, suits or proceedings (civil, criminal, administrative or other (including arbitration), including appeals), actual or threatened; and the words "liability" and "expenses" shall include, without limitation, attorneys' fees, costs, judgments, amounts paid in settlements, fines, penalties and other liabilities.

            b.    No indemnification shall be provided hereunder to a Trustee:

                  (i) Against any liability to the Trust, a Series, or the shareholders of the Trust by reason of a final adjudication by a court or other body before which a proceeding was brought that he engaged in willful misfeasance, bad faith, gross negligence or reckless disregard to the duties involved in the conduct of his office; or

                  (ii) With respect to any matter as to which he shall have been finally adjudicated not to have acted in good faith and in reasonable belief that his action was in the best interest of the Trust.

            c. The rights of indemnification herein provided may be insured against by policies maintained by the Adviser, shall be severable, shall not affect any other rights to which any Trustee may now or hereafter be entitled, shall continue (subject to the limitations contained in Subparagraph (a) above) as to a person who has ceased to be a trustee of the Trust and shall inure to the benefit of the heirs, executors, administrators and assigns of such a person. Nothing contained herein shall affect any rights to indemnification to which any of the Trustees may be entitled by contract or otherwise under law, including, without limitation, any indemnification provided to the Trustee by the Declaration of Trust of the Trust.

            d. Expenses of preparation and presentation of a defense to any claim, action, suit or proceeding of the character described in Subparagraph (a) above may be advanced by the Adviser prior to final disposition thereof upon receipt by the Adviser of an undertaking by or on behalf of the



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            or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification under this Agreement.

      3. Each Trustee agrees to promptly notify the Adviser in the event of any claim, action, suit or proceeding against such Trustee which could give rise to a right of indemnification under this Agreement.

      This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same document.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first above written.

                              ADVISER:

                              INVESCO CAPITAL MANAGEMENT, L.P., a
                              Delaware limited partnership

                              By:  INVESCO Capital Management, Inc.,
                              its General Partner

                              By:   /s/ Charles W. Brady
                                    -------------------------------
                              Title:   Chairman
                                    -------------------------------

                              TRUSTEES:

                              /s/ Charles W. Brady
                              -------------------------------------

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(Signatures continued from previous page)


                              /s/ G. Samuel Robinson, Jr.
                              -----------------------------------
                              G. Samuel Robinson, Jr.


                              /s/ John B. Rofrano
                              -----------------------------------
                              John B. Rofrano


                              /s/ Victor L. Andrews
                              -----------------------------------
                              Victor L. Andrews


                              /s/ Edward S. Croft, Jr.
                              -----------------------------------
                              Edward S. Croft, Jr.


                              /s/ Ernest B. Davis
                              -----------------------------------
                              Ernest B. Davis